Exhibit 99.1

ATLANTA, Aug. 31 -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the rental, sales and lease ownership, and specialty retailing of residential and office furniture, consumer electronics and home appliances and accessories, today stated that it is currently assessing the impact of Hurricane Katrina on the operations of its stores in Louisiana, Mississippi, and Alabama. Preliminary reports indicate that the damage to these stores will be significant.

As of today, 20 Aaron's Sales & Lease Ownership stores are closed and 12 stores in Louisiana and Mississippi are either underwater or have significant water damage.

"Our foremost concern is the safety and well being of our employees and customers, as well as all of the citizens of the affected areas," said R. Charles Loudermilk, Sr. Chairman and Chief Executive Officer of Aaron Rents. "The current difficulty in communicating to our employees and getting to many of the stores has made an accurate assessment of the damage impossible at this time. It could be weeks or months before the actual cost of the hurricane can be determined."

Aaron Rents currently has 46 stores in Louisiana, 25 stores in Mississippi, and 34 stores in Alabama. Of these stores, one store in Louisiana, five stores in Mississippi, and 16 stores in Alabama are franchised operations. The most severely effected stores at this time are eight Company- operated stores in the New Orleans area and three Company-operated stores and a franchised store on the Mississippi coast. Based upon a very preliminary assessment, total property loss and business interruption expense for all of the stores affected by the hurricane could range from $5,000,000 to $10,000,000. This loss would include insured losses of merchandise, property, and other contents at store locations in addition to uninsured losses of merchandise in customer's homes. In addition, although not possible to accurately estimate at this time, a significant amount of ongoing business will be lost for a substantial period of time at the most seriously damaged stores. The current total average monthly revenue at the above-mentioned New Orleans and coastal Mississippi stores is approximately $1,100,000 per month.

"Our business was adversely impacted somewhat in the third quarter of last year by the three hurricanes in Florida," Mr. Loudermilk, Sr. continued. "However, those hurricanes did not have the significant widespread flooding and water damage these communities are experiencing from Katrina. Our history on past major hurricanes, such as Hurricane Andrew a number of years ago, is that our business substantially picks up three to six months after the storm occurs as customers, many with the aid of government assistance, return to homes and need replacement furnishings."

The Company is designating $200,000 of funds in the Aaron's Community Outreach Program for assistance to Company employees affected by the hurricane and is also donating 50,000 cases of bottled water to the American Red Cross.

Aaron Rents, Inc. based in Atlanta, currently has more than 1,135 Company-operated and franchised stores in 46 states, Canada, and Puerto Rico for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal 2004, which discussion is incorporated herein by this reference.